Exhibit 12.1

RADIUS HEALTH, INC

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table reflects the computation of the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented (in thousands):

	2009	2010	2011	2012	2013	Six Months Ended June 30, 2014
Computation of Earnings:
Income (loss) from continuing operations before income taxes and income on equity method investments	(15,089)	(14,630)	(42,476)	(69,128)	(60,690)	(27,097)
Add:						—
Interest expense	—	—	758	2,667	2,440	851
Operating leases	92	32	21	36	20	4
Amortization of interest capitalized	—	—	—	—	—	—
Earnings as adjusted	(14,997)	(14,598)	(41,697)	(66,425)	(58,229)	(26,243)
Computation of fixed charges:						—
Interest expense	—	—	758	2,667	2,440	851
Interest capitalized	—	—	—	—	—	—
Operating leases	92	32	21	36	20	4
Fixed charges	92	32	779	2,703	2,461	854
Dividends on preferred stock	—	—	10,933	13,992	40,639	19,109
Combined fixed charges and preferred stock dividends	92	32	11,712	16,696	43,100	19,963
Deficiency in earnings required to cover fixed charges	(15,089)	(14,630)	(42,476)	(69,128)	(60,690)	(27,097)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—
Deficiency in earnings required to cover combined fixed charges and preferred stock dividends	(15,089)	(14,630)	(53,409)	(83,120)	(101,329)	(46,206)
Ratio of earnings to fixed charges and preferred dividends (2)	—	—	—	—	—	—

(1)  Our earnings were inadequate to cover fixed charges for the years ended December 31, 2009, 2010, 2011, 2012 and 2013 by $15.1 million, $14.6 million, $42.5 million, $69.1 million and $60.7 million, respectively, and for the six months ended June 30, 2014, by $27.1 million.

(2)  Our earnings were inadequate to cover fixed charges and preferred dividends for the years ended December 31, 2009, 2010, 2011, 2012 and 2013 by $15.1 million, $14.6 million, $53.4 million, $83.1 million and $101.3 million, respectively, and for the six months ended June 30, 2014, by $46.2 million.